Exhibit 3.71
ARTICLES OF INCORPORATION
OF
HABILITATION OPPORTUNITIES OF OHIO, INC.
     The undersigned, who is a citizen of the United States of America, desiring to form a corporation for profit under the General Corporation Law of Ohio, does hereby certify:
     FIRST: The name of said corporation shall be “Habilitation Opportunities of Ohio, Inc.”
     SECOND: The place in the State of Ohio where the corporation’s principal office is to be located is 3576 Blue Rock Road, Cincinnati, Hamilton County, Ohio.
     THIRD: The purpose or purposes for which it is formed are:
          a. To do any type of business and activities which a corporation may be empowered to engage in under the General Corporation Law of Ohio.
          b. To acquire by purchase, lease, exchange or otherwise, to own, hold, use, manage, develop, plat, improve, mortgage, and to sell, lease, mortgage, exchange and otherwise deal in real estate and any interest or right therein either for its own account or for the account of others; to own, erect, construct, rebuild, repair, manage and control, lease, buy and sell houses, apartments, offices, warehouses, shops, factories, and nay and all other types of buildings and structures; and to make and obtain loans on real estate, and to buy, sell, own, and otherwise deal in, mortgage bonds and notes, land contracts, land trust certificates, leases and other evidences of indebtedness secured by real estate or by a lien thereon or any interest therein.
          c. To enter into, make, perform and carry out contracts of any kind and description made for any lawful purpose, without limit as to amount, with any person, firm, association, or corporation, either public or private, or with any territory or government or agency thereof.
          d. To borrow money; to draw, make, accept, endorse, transfer, assign, execute, and issue bonds, debentures, whether convertible or not, promissory notes and other evidences of indebtedness, for any purposes; to convey, transfer, lease, assign, deliver, mortgage or pledge any or all of its property or assets upon such terms and conditions as the Board of Directors shall authorize.
          e. To become surety for, endorse or otherwise guarantee the payment of principal of or interest on any notes, debentures, bonds, coupons, mortgages or other securities issued or created by any person, firm, associate or corporation.

          f. To acquire, hold, sell, reissue or cancel any shares of its own stock at such price and upon such terms and conditions as may be agreed between the Board of Directors of the corporation and the seller or sellers of such shares.
          g. To acquire all or any part of the goodwill, rights, property, business, or securities of any corporation, association, partnership, firm, trustee, syndicate, combination, organization, other entity, or individuals, domestic or foreign, heretofore or hereafter engaged in any business similar to the business of the corporation or otherwise, and to pay for the same in cash, or in shares or obligations of the corporation or otherwise, and to hold, utilize, enjoy and in any manner dispose of the whole or in any part of the rights and property so acquired, and to assume in connection therewith any liabilities of any such corporation, association, partnership, firm, trustee, syndicates, combination, organization, individual or other entity, domestic or foreign and to conduct in the State of Ohio in any other state, territory, locality or country, the whole or in part of the business thus acquired, provided such business in not prohibited by the laws of the State of Ohio.
          h. To cause to be formed, merged or reorganized any corporation, domestic or foreign, as may aid or advance the objects and purposes of this corporation.
          i. To change substantially its purpose or purposes at any time and from time to time; and such change, authorized or approved by the holders of shares entitling them to exercise the proportion of the voting power of the corporation now or hereafter required by these articles or by law, shall be binding and conclusive upon every shareholder of the corporation as fully as if such shareholder had voted therefore, and no shareholder, notwithstanding that he may be voted against such change or may have objected in writing thereto, shall be entitled to payment of the fair cash value of his shares.
          j. To exercise all powers and privileges now or hereafter conferred by the laws of the State of Ohio upon corporations formed under the General Corporation Law of Ohio or any act amendatory or supplemental thereto or substituted therefore.
          k. The foregoing clauses are to be construed both as object and powers, and the enumeration herein of specific objects and powers shall not be held to limit or restrict in any manner the general powers of the corporation, it being hereby expressly provided that none of the purposes and objects specified in paragraphs (a) through (i) shall be deemed subsidiary or auxiliary merely to the objects mentioned in paragraph (a) above, but the corporation shall have full power to exercise all or any of the powers conferred by any part of this statement of purposes, in any part of the world, and notwithstanding that the business, undertaking, property, or accounts proposed to be transacted, acquired, dealt with or performed do not fall within the objects set forth in paragraph (a) above.
     FOURTH: The maximum number of shares which the corporation is authorized to have outstanding is 750 shares without par value, designated as common stock.
     Such shares without par value may be issued pursuant to subscription taken by the Incorporator for such kind and amount of consideration as the Incorporator may determine, and,

after organization for such amount or amounts and kind or kinds of consideration as may, from time to time, be fixed by the Board of Directors.
     The Board of Directors may in its discretion fix different amounts or kinds of consideration for the issuance of shares, now or hereafter authorized, without par value, whether issued at the same or different times and may, in its discretion, determine that only a part of the amount or amounts of consideration received by the corporation shall be stated capital.
     Any and all shared without par value so issued, for which the consideration fixed by the Incorporator or by the Board of Directors has been paid, shall be fully paid and nonassessable.
     FIFTH: The amount of capital with which the corporation shall begin business is Five Hundred Dollars ($500.00).
     SIXTH: The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the corporation or of its shareholders or its directors or for the purpose of creating and defining the rights and privileges of the shareholders among themselves:
          a. These Articles of Incorporation or any part thereof may only be amended, altered or changed by the affirmative vote of the holders of a majority of the shares entitled by law to vote thereon.
          b. Action on any matter at any shareholders’ meeting, regarding which the statues of Ohio provide that unless otherwise provided in the Articles of Incorporation or regulations of a corporation there shall be the affirmative vote of a larger proportion than the holders of a majority of the shares entitled to vote thereon, may be taken on such matters by the affirmative vote of the holders of a majority of shares entitled by law to vote thereon.
          c. The Board of Directors is authorized to fix, determine or vary the amount of working capital of the corporation and to determine what part, if any, of its surplus, however created or arising, should be used, disposed of, or declared in dividends or paid to shareholders, and to the extent that the authority to do the same may be granted under these Articles of Incorporation, the Board of Directors shall have the power, without any action by shareholders, to sue and apply such surplus or any part thereof, at any time or from time to time, to purchase, hold, sell and reissue any of the corporation’s shares, bonds, debentures, notes or other evidences of indebtedness as it deems expedient.
          d. No holder of shares of the corporation of any class shall be entitled as such, as a matter or right, to subscribe for or purchase shares of any class, now or hereafter authorized, or to purchase or subscribe for, securities convertible into or exchangeable for shares of the corporation or to which shall be attached or appertained any warrants or rights entitling the holder thereof to subscribe for or purchase shares except such rights or subscription or purchase, if any, at such price or prices and upon such terms and conditions as the Board of Directors in its discretion from time to time may determine.

          e. No director or officer shall be disqualified by his office from dealing or contracting with the corporation as vendor, purchaser, employee, agent or otherwise, nor shall any of its transactions, contracts or acts be void or voidable or in any way affected or invalidated because any director or officer, or any firm of which any director or officer is a member, or any corporation of which any director or officer is a shareholder or director or officer, is in any way interested in such transactions, contracts or acts, provided the fact that such director or officer, firm or corporation so interested is disclosed or is made known to the Board of Directors, or such members thereof as are present at any meeting of the Board of Directors at which action upon any such transactions, contracts or acts is taken; nor shall any such director or officer be accountable or responsible to the corporation for any such transactions, contracts or acts, or for any gains or profits realized by him because of the fact that he, or any firm of which he is a member, or any corporation of which he is a shareholder, director or officer is interested in such transactions, contracts or acts; and any such director or officer may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the corporation which shall authorize or take action in respect to any such transactions, contracts or acts, and may vote thereat to authorize, ratify or approve any such transactions, contracts or act with like force and effect, as if he, or any firm of which he is a member, or any corporation of which he is a shareholder, director or officer was not interested in any such transactions, contracts or acts.
     IN WITNESS WHEREOF, we have hereunto subscribed our names this 17 day of January, 1989.

/s/ Thomas W. Todd

Thomas W. Todd, Incorporator

/s/ Lizabeth A. Calihan

Lizabeth A. Calihan, Incorporator

/s/ Sharon A. Smith

Sharon A. Smith, Incorporator

Provided by Sherrod Brown
Secretary of State
CONSENT FOR USE OF SIMILAR NAME
     On the 23rd day of January, 1989, the BOARD OF DIRECTORS (TRUSTEES) of Habilitation Opportunities, Inc. (Charter or License No.) 687235 passed the following resolution:
     RESOLVED, that Habilitation Opportunities, Inc. gives it consent to
(Name of Corporation giving Consent)
Habilitation Opportunities of Ohio, Inc. to use the name Habilitation Opportunities of Ohio, Inc.

Date: 1/23/89	Signed	/s/ Sharon Smith

Secretary or Assistant Secretary of
Consenting Corporation
NOTE: This document MUST BE SIGNED by the SECRETARY or ASSISTANT SECRETARY of the consenting corporation, pursuant to Section 170.05(A) of the Ohio Revised Code.

ORIGINAL APPOINTMENT OF AGENT
     The undersigned, being the sole Incorporators of Habilitation Opportunities of Ohio, Inc., hereby appoint Tom Todd, a natural person resident in the county in which the corporation has its principal office, upon whim any process, notice or demand required or permitted by statute to be served upon the corporation may be served. His complete address is 3576 Blue Rock Road, Cincinnati, Hamilton County, Ohio 45239.

/s/ Thomas Todd

Thomas Todd

/s/ Lizabeth A. Calihan

Lizabeth Calihan

/s/ Sharon Smith

Sharon Smith

Cincinnati, Ohio
January 17, 1989
Gentlemen:
     I hereby accept appointment as agent of your corporation upon whom process, tax notices and demands may be served.

/s/ Thomas Todd

Thomas Todd